April 11, 1997

Commemorative Brands, Inc.
7211 Circle S Road
Austin, Texas  78745

Ladies and Gentlemen:

     We have acted as special counsel for Commemorative Brands, Inc., a Delaware corporation (the "Company"), in connection with (i) the preparation and filing by the Company with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-4 (the "Registration Statement") filed by the Company on the date hereof under the Securities Act of 1933, as amended (the "Securities Act"), relating to the 11% Senior Subordinated Notes due 2007 of the Company in the aggregate principal amount of $90,000,000 (the "Exchange Notes") and (ii) the issuance and exchange of the Exchange Notes pursuant to the terms of an Indenture, dated as of December 16, 1996 (the "Indenture"), between the Company and Marine Midland Bank, as trustee (the "Trustee"), qualified to act as an indenture trustee under the Trust Indenture Act of 1939, as amended, and pursuant to a Registration Rights Agreement, dated as of December 16, 1996 (the "Registration Rights Agreement"), among the Company and the Initial Purchasers (as defined in the Registration Rights Agreement), which agreements are filed as Exhibits to the Registration Statement. The Exchange Notes are to be offered by the Company in exchange for $90,000,000 in aggregate principal amount of its outstanding 11% Senior Subordinated Notes due 2007 (the "Initial Notes").

     In this capacity, we have examined originals, telecopies or copies certified or otherwise identified to our satisfaction, of such records of the Company and all such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents, certificates and corporate or other records as we have deemed necessary or appropriate as a basis for this opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons signing or delivering any instrument, the authenticity of all documents submitted to us as originals, the conformity to

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Commemorative Brands, Inc.
April 11, 1997
Page 2

original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion that were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company.

     Based on the foregoing, and having such regard for such legal considerations as we deem relevant, we are of the opinion that, upon the issuance and exchange of the Exchange Notes in the manner referred to in the Registration Statement, and when the Exchange Notes are duly authorized and executed by the Company and authenticated by the Trustee, the Exchange Notes will be legally issued and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, reorganization, fraudulent conveyance, insolvency, moratorium or other laws affecting creditors' rights generally from time to time in effect and to general principles of equity.

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder.

                                                    Very truly yours,


                                                    /S/SCHULTE ROTH & ZABEL LLP